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                                                                    EXHIBIT 12.2

                             VIASYSTEMS GROUP, INC.

            COMPUTATION OF RATIO OF EBITDA TO INTEREST EXPENSE, NET
                            (Dollars in thousands)

                                                                    PRO FORMA
                                                              ----------------------
                                                              DEC. 1996    MAR. 1997
                                                              ---------    ---------
EBITDA......................................................  $172,748     $176,254(1)
Interest expense, net.......................................    77,597       78,364(1)
                                                              --------     --------
Ratio of EBITDA to interest expense, net....................       2.2          2.2
                                                              ========     ========

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(1) Represents pro forma EBITDA and interest expense, net for the twelve months ended March 31, 1997.